Exhibit 10.33
BARNES GROUP INC.
STOCK AND INCENTIVE AWARD PLAN
STOCK OPTION SUMMARY OF GRANT
For Employees in Grade 21 and Up

Barnes Group Inc., a Delaware corporation (the “Company”), under the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the individual named below (“You” or “Grantee”) this Option (the “Grant”) to purchase the number of shares of Common Stock set forth below (the “Shares”). The Grant is subject to this Stock Option Summary of Grant (this “Summary of Grant”), and the Stock Option Agreement attached as Exhibit A (the “Stock Option Agreement”) and the Plan, both of which are incorporated herein by reference and made part hereof. Unless otherwise defined, capitalized terms used in this Summary of Grant and the Stock Option Agreement have the meanings set forth in the Plan.

Grantee:		[__________________________]

Grant Date:		February XX, 20XX

Expiration Date:		[______] [__], [___]

Number of Shares and Vesting Schedule:		[________] Shares. The Shares will vest as to 1/3 on the 18-month, 30-month and 42-month anniversaries of the Grant Date, as follows:

	No. of Shares	Vesting Date
August XX, 20XX
August XX, 20XX
August XX, 20XX

Unless provided otherwise in the Stock Option Agreement, the Option will vest in accordance with the foregoing vesting schedule if You remain in continued employment with the Company through the applicable vesting date.

Purchase Price per Share:		$[______], which is 100% of the Fair Market Value of a Share on the Grant Date (the “Purchase Price”)

Type of Grant:		☐ Incentive Stock Option ☐ Non-Statutory Stock Option (also referred to as a Non- Qualified Stock Option)

Grant Acceptance:

You agree to be bound by the Plan, the Stock Option Agreement and this Summary of Grant by electronically acknowledging and accepting the Grant following the date of the Company’s electronic or other written notification to You of the Grant. You accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Stock Option Agreement. In no event do You acquire any rights to the Grant unless You electronically accept, no later than 60 days after the Grant Date, this Summary of Grant and the attached Stock Option Agreement.

You acknowledge that the Plan and the Plan prospectus are available as part of the online grant package with E*Trade and Barnes Net at http://barnesnet.barnesgrp.net/Legal/default.aspx, respectively, and that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Manager, Stockholder Relations, Monique B. Marchetti, at mmarchetti@bginc.com or 860-973-2185.

EXHIBIT A
STOCK OPTION AGREEMENT
NON-QUALIFIED STOCK OPTION
Under the provisions of the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time, (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein will have the same meaning as provided for in the Plan or Summary of Grant, as applicable.
NOW, THEREFORE, in consideration of the agreements of each, and for other good and valuable consideration, the parties agree as follows:
1.     Definitions.

(a)“Cause” means (i) Your willful and continued failure to substantially perform Your duties with the Company (other than any such failure resulting from the Your incapacity due to physical or mental illness) or (ii) Your willful engaging in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(b)“Change in Control” has the meaning assigned to it in the Company’s form of Severance Agreement in effect as of February 4, 2014.

(c) “Disability” means “disability” as defined in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).

(d)“Good Reason” means, after any Change in Control, any one of the following acts by the Company, or failures by the Company to act, if You notify the Company that such act or failure to act has occurred within 90 days of the initial occurrence of such act or failure to act, and if such act or failure to act is not corrected within 30 days after You so notify the Company:

(i)the assignment to You of any duties materially inconsistent with Your position as an employee of the Company, or a material adverse alteration in the nature or status of Your responsibilities from those in effect immediately prior to a Change in Control;

(ii)a reduction by You in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, by five percent (5%) or more or by $20,000 or more; or

(iii)the relocation of Your principal place of employment to a location more than 50 miles from Your principal place of employment immediately prior to a Change in Control, provided that such relocation increases Your round trip commuting time by 25% or more, or the Company's requiring You to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with Your present business travel obligations.

(e)“Retirement” means a Separation of Service initiated by You on or after Retirement Age under circumstances that do not constitute Cause.

(f)“Retirement Age” means age 55 or later with a minimum of 10 full years of service with the Company and/or its Subsidiaries.

(g)“Separation from Service” means a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation Section 1.409A-1(h)(3)).

2.    Exercise. Except as provided below, the Grant will vest on the Vesting Dates shown opposite the heading “Vesting Dates” on page 1 of the Stock Option Summary of Grant but only if you have been actively and continuously employed with the Company from the Grant Date to the Vesting Date. To the extent vested, you may exercise the Options under this Grant, in whole or in part, at the time or times as permitted by the Plan and this Grant Agreement if the Options have not otherwise expired, been forfeited or terminated.

3.    Termination of Grant. The Grant terminates on the Expiration Date unless it terminates earlier under one of the following conditions:

(a)Voluntary Termination. If You terminate Your employment for any reason other than (i) death, (ii) Disability, or (iii) Retirement (to the extent set forth in (d) below), that portion of the Grant which is exercisable as of the date of such termination of employment will terminate on the date of such termination of employment. That portion of the Grant which has not yet become exercisable as of the date of such termination of employment will be forfeited as of such date.

(b)Involuntary Termination. If Your employment is terminated by the Company and/or its Subsidiaries without Cause, that portion of the Grant which is exercisable as of the date of such termination of employment will terminate 1 year after such termination of employment. That portion of the Grant which has not yet become exercisable as of the date of such termination of employment will be forfeited as of such date.

(c)Death. If your employment terminates as a result of death, that portion of the Grant that will be deemed to have become exercisable as of the date of such termination of employment will be equal to a fraction equal to the total number of days worked from the Grant Date to the date of such termination of employment (less any portion of the Grant that had previously become exercisable). That portion of the Grant which is not exercisable as of immediately following the effect of the previous sentence will be forfeited as of such date. The Option will terminate 1 year after the date of termination of employment.

(d)Disability. If Your employment terminates as a result of Disability, the Grant will continue to vest for so long as You continue to qualify as having such Disability. That portion of the Grant which does not become exercisable pursuant to the foregoing sentence will forfeited as of such change in status. If prior to the Expiration Date, the Option will terminate 1 year after the date that You no longer classify as having such Disability.

(e)Retirement. If Your employment terminates as a result of Retirement, that portion of the Grant that will be deemed to have become exercisable as of the date of such termination of employment will be equal to a fraction equal to the total number of days worked from the Grant Date to the date of such termination of employment (less any portion of the Grant that had previously become exercisable). That portion of the Grant which is not exercisable as of immediately following the effect of the previous sentence will be forfeited as of such date. The Option will terminate 5 years after the date of Retirement.

(f)For Cause. Notwithstanding the preceding subsections, if Your employment is terminated for Cause (even if such termination would otherwise qualify as Retirement), all of the outstanding Grants will terminate on the date of such termination of employment.

(g)Change in Control. Except as otherwise provided in Your employment agreement with the Company, the unvested portion of Your Grant will fully accelerate upon Your termination of employment following a Change in Control (i) by the Company without Cause, (ii) by You for Good Reason, (iii) on account of death, (iv) on account of Disability, or (v) on account of Retirement, in each case, if Your termination occurs on or within 2 years following a Change in Control. The Option will terminate 2 years after the date of termination of employment.

(h)Miscellaneous. Notwithstanding any other provision of this Agreement, no portion of the Grant may be exercised after the Expiration Date. The vesting of the Grant is cumulative, but will not exceed 100% of the Shares subject to the Grant. If the vesting schedule would produce fractional Shares, the number of Shares for which the Grant becomes exercisable will be rounded down to the nearest whole Share.

(i)Acceptance. By electronically accepting this Grant, You irrevocably consent to any forfeiture of the Option required or authorized by this Agreement.

4.    Method of Exercising Grant. The Grant may be exercised in whole or in part by delivery of notice to the stock plan administrator of the Company (the “Administrator”), in a form satisfactory to the Administrator, specifying the number of shares which will be purchased and the date on which the shares will be purchased (the “Purchase Date”). The notice must be accompanied by full payment for the shares to be purchased. If You elect to pay the Purchase Price in whole or in part with proceeds generated by the sale of stock acquired under the Grant through a broker under a cashless exercise arrangement referred to in Section 7(b)(iii) of the Plan, that part of the Purchase Price to be paid with proceeds of such sale may be paid pursuant to the arrangement approved by the Committee for this purpose. In addition, payment for shares being purchased pursuant to the Grant may be made in whole or in part with shares of Common Stock owned by You, by either actual delivery of shares or by attestation. The value of the shares will be their Fair Market Value on the Purchase Date. Stock certificates representing any shares actually being delivered as payment must be delivered to the Administrator on the Purchase Date. In connection with the exercise of the Grant, the Common Stock to be issued will be credited to a brokerage account established by the Company in Your name (or, in the event of Your death, in the name of Your Beneficiary).

5.    Code Section 409A. The Grant is intended to qualify as an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)(A). The Grant and this Agreement will be administered, interpreted and construed to carry out that intention, and any provision of this Agreement that cannot be so administered, interpreted and construed will to that extent be disregarded. However, the Company does not represent, warrant or guarantee that the Grant does not provide for such a deferral of compensation, nor does the Company make any other representation, warranty or guaranty to You as to the tax consequences of the Grant or this Agreement.

6.    Your Commitments; Recoupment.

(a)    If You, at any time before the Grant terminates: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accept employment by, render services for or otherwise assist any other business which competes with the business conducted by the Company or any of its Subsidiaries in which You worked during Your last 2 years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourage any such employee to leave such employment; (iii) use, disclose, misappropriate or transfer confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by Your work responsibilities with the Company or any of its Subsidiaries); or (iv) are convicted of a crime against the Company or any of its Subsidiaries; or (v) engage in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engage in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Grant will be canceled, unless the Committee, in its sole discretion, elects not to cancel such Grant. The obligations in this Section are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between You and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

(b)    You agree that You will be subject to any compensation, clawback and recoupment policies that may be applicable to You, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the Grant Date.

7.    Restrictions on Grant. In no event may (a) You sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Grant or any interest therein, nor (b) the Grant or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise and any attempt to do so, whether voluntary or involuntary, will be null and void and no other party will obtain any rights to or interest in the Grant. You may designate a Beneficiary to receive the Grant in the event of Your death in accordance with Section 2(c) of the Plan. Any Beneficiary will receive the Grant subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in this Agreement.

8.    Taxes and Withholding. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. If applicable, the Company will have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to this Agreement, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such Dividend Equivalents, cash and/or shares. You may be required to pay to the Company, prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in Your name, the amount of any such taxes. The Company will accept whole shares of Common Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if You elect to make payment in shares.

9.    Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, no shares or other securities will be issued pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of any shares subject to this Grant upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Grant or the issue of shares hereunder, no rights under the Grant may be exercised and shares of Common Stock may not be issued pursuant to the Grant, in whole or in part, unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee and any delay will in no way affect the dates of vesting or forfeiture of the Grant.

10.    Amendments; Integrated Agreement. This Agreement may only be amended in a writing signed by You and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

11.    Relation to Plan; Interpretation. The Grant is granted under the Plan, and the Grant and this Agreement are each subject to the terms and conditions of the Plan, which is incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

12.    Notices. Any notice hereunder by You will be given to the Senior Vice President Human Resources and the Corporate Secretary in writing and such notice and any payment by You will be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, U.S.A., or at such other address as the Company may designate by notice to You. Any notice to You will be in writing and will be deemed duly given if delivered to You in person or mailed or otherwise delivered to You at such address as You may have on file with the Company from time to time.

13.    Interpretation and Disputes. This Agreement will be interpreted and construed, and all determinations will be made, by the Committee, and any such interpretation, construction or determination will be final, binding and conclusive on the Company and You. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within 30 days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and You agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

14.    General.

(a)    Nothing in this Agreement confers upon You any right to continue in the employ or other service of the Company or any Subsidiary, or limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate Your employment or adjust Your compensation.

(b)    You have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to You of a stock certificate for such shares or the date of a credit for such shares in a brokerage account in Your name.

(c)    This Agreement is binding upon the successors and assigns of the Company and upon Your Beneficiary, estate, legal representatives, legatees and heirs.

(d)    This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(e)    If applicable, any shares that may be earned pursuant to this Agreement are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. Any provision of this Agreement that would prevent any such shares from so qualifying will be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed will to that extent be disregarded.